EXHIBIT 5

March 12, 2003

Securities and Exchange Commission

500 North Capitol Street, NW

Washington, DC 20549

Dear Sirs:

In connection with the proposed offer and sale of an additional 5,000,000 shares of Common Stock $1.00 par value per share (the “Stock”) of Millipore Corporation (the “Company”) as set forth in the attached Registration Statement on Form S-8, I have examined and relied upon documents, records, certificates and other instruments of the Company’s corporate proceedings as I deemed material, the Registration Statement and such other certificates, records and documents as I deemed necessary for purposes of this opinion. Based on the foregoing, I am of the opinion that:

1.	The Company is a duly organized and existing corporation under the laws of the Commonwealth of Massachusetts.

2.	The 5,000,000 shares covered by the Registration Statement which are reserved for issue to employees of the Company pursuant to the Issuance of shares under the Millipore Corporation 1999 Stock Incentive Plan have been duly authorized and will be, when issued, sold and delivered in the manner described in the Registration Statement validly issued, fully paid and non-assessable.

3. The	Plan is not subject to the provisions of the Employees’ Retirement Income Security Act of 1974 (“ERISA”).

I am an officer and stockholder of the Company.

Very truly yours,

/s/ Jeffrey Rudin

Jeffrey Rudin

Vice President and

General Counsel

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